Exhibit 16.1

October 1, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated October 1, 2024, of Advent Technologies Holdings Inc and are in agreement with the statements contained in the second, third and fourth paragraphs under (a) Resignation of Independent Registered Public Accounting Firm on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.